      Raytheon Company
      Public Relations
     870 Winter Street
      Waltham, MA 02451
      http://www.raytheon.com

News release

FOR IMMEDIATE RELEASE

Contact:
Jon Kasle
781.522.5110

Raytheon Mourns the Passing of Jon C. Jones

WALTHAM, Mass., (March 8, 2010) – Raytheon Company (NYSE: RTN) extends its deepest condolences and heartfelt support to the family and friends of Jon C. Jones, a Raytheon Company vice president, and president of the Space and Airborne Systems (SAS) business, who died this past weekend of an apparent heart attack. He was 55.

An admired leader and colleague, Jon Jones joined the Raytheon family in 1977. He steadily progressed to senior management by overseeing the engineering and development of some of the company’s premier missiles product lines. Before being appointed president of El Segundo, California-based SAS in November 2005, Mr. Jones served as vice president and deputy general manager of SAS and had also held a similar position with Raytheon Missile Systems in Tucson, Arizona.

“Jon was a valued contributor to Raytheon for 33 years, an outstanding leader within our company, industry and community, and a dear friend,” said Raytheon Chairman and CEO William H. Swanson. “He was a wonderful innovator who guided numerous programs of the utmost importance to our men and women in uniform. Everyone who knew and worked with Jon will miss him.”

Mr. Jones served as executive diversity champion for Raytheon and was a member of the Raytheon Executive Diversity Leadership Team.

He received the Malcolm R. Currie award for innovation in 1996, was named the State of Arizona’s Innovator of the Year in 1997, and received Raytheon’s corporate Excellence in Technology Award for advancements in infrared guided missiles in 2001. Mr. Jones received a bachelor’s degree in engineering from California State University, Northridge, and later attended the University of California at Los Angeles where he received a master’s degree in engineering management.

Raytheon Company, with 2009 sales of $25 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 88 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control communications and intelligence systems; as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 75,000 people worldwide.

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